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                               [ONYX LETTERHEAD]


August 26, 1996



Allan Balmain, Ph.D.





Dear Alan:

On behalf of ONYX Pharmaceuticals, it is a great pleasure to offer you the position of Vice President, Research reporting to me. In making this offer, we are expressing our enthusiastic support for the qualities you bring to continue to build ONYX's outstanding science.

SALARY:  Your salary will be $8461.53 bi-weekly, totaling $220,000 per year

STOCK: Given the importance of your role and my confidence in your abilities, and subject to approval by our Board of Directors, you will be granted 120,000 options to purchase ONYX shares at the market price on your start date. The options will be issued pursuant to the Company's standard Option Agreement. Of these, 100,000 options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four year vesting period. Half of the remaining 20,000 options will vest fully on the achievement of each of two milestones: (1) the establishment and successful corporate partnering of a mouse genomic program, and (2) the establishment and successful corporate partnering of a second virus program. In addition, you will be eligible for annual option grants at the same level as the CEO and COO.


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A. Balmain Offer
Page 2


BENEFITS: You will be eligible to participate in the Company's group insurance and benefits plans shown below. Mary Ann Rafferty will be happy to explain these benefits to you:

1. a choice of medical coverage provided by either New York Life or Kaiser Permanente and dental coverage provided by New York Life;
2.   life insurance equal to two times your annual salary;
3.   Short Term and Long Term Disability;
4.   Vision Plan;
5. Flex-125 Cafeteria Plan including premiums, and medical expense and dependent care reimbursement;
6.   Employee Stock Purchase Plan;
7.   the ONYX 401(k) Plan through Great-West Life;
8.   the tuition reimbursement program; and
9.   membership in the Patelco Credit Union.

You may also choose to have additional Voluntary Term Life for you and your eligible dependents deducted directly from your paycheck. You will accrue four weeks (160 hours) of vacation per year. Up to ten paid sick days (eighty hours) may be taken per year in the event of injury or illness, and there will be ten (10) Company designated, paid holidays per calendar year.

RELOCATION:   ONYX will reimburse you for actual and reasonable home purchase expenses as well as moving expenses associated with your relocation to the San Francisco Bay Area*. To assist you in purchasing a residence in the Bay Area, ONYX will loan you $225,000. Of this, $25,000 will be forgiven annually over five years. The remaining balance of $100,000 will be repayable at the end of five years. However, if you sell your Scottish residence within five years, $50,000 of this balance would be due. The loan will be at the lowest
interest rate permitted under IRS rules; currently, this rate is 6.5%.    We
need to further discuss how the loan will be secured since it may be in your best interest to secure it by your residences for income tax purposes.

This offer is contingent upon your signing our Proprietary Information Agreement and providing legally required evidence of your right to work in the United States. When appropriate, we will initiate action that provides for your authorization to work in the United States. We ask that you return one signed copy of the enclosed Proprietary Information Agreement with your offer letter and keep the other copy for your records.



* Onyx will also pay for additional expenses associated with the move to San Francisco to the level of $40,000.00.

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A. Balmain Offer
Page 3


ONYX is an "at will" employer. This means that either you or ONYX may terminate your employment at any time, with or without cause. In addition, the employment terms of this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Should a change in control occur and the Company terminate your employment as a result of this change, you will receive severance in the amount of six (6) months base salary. Change of control is defined as a transaction under which the existing shareholders of ONYX just prior to the transaction hold on aggregate less than 50% of the voting stock of the entity resulting from the transaction, whether by purchase, merger, reorganization, or sale of securities.

I hope you will be in a position to accept the terms of this employment offer by Friday, August 30, 1996, the offer expiration date.

I am really excited about your joining our team.  I am going to enjoy working
together and know we'll develop a great personal relationship.   Should you
have any questions regarding the provisions of employment, please do not hesitate to contact me or Mary Ann Rafferty, Director, Human Resources.

Sincerely,

/s/ Hollings C. Renton

Hollings C. Renton
President and Chief Executive Officer

cc:  Mary Ann Rafferty


I accept ONYX Pharmaceutical's offer of employment on the terms stated.

/s/ Allan Balmain                  30 August 1996
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Accepted (signature)                     Date


Start Date   1st  November 1996         (if unsure, please estimate)
           -----------------------------

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                                   ONYX
                              PHARMACEUTICALS

                            INTERNAL MEMORANDUM

DATE:          March 3, 1997
TO:            Randy Thurman
CC:
FROM:          Hollings Renton
SUBJECT:       Allan Balmain loan increase and mortgage differential

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During our telephone conversation on Tuesday February 25, 1997 we discussed some additions to Allan's relocation package. In order to enable Allan Balmain to focus his efforts on the leadership of the research efforts at ONYX and to reduce his concern with the high price of real estate here in the Bay Area, we will amend his relocation package as follows:

To assist him in purchasing a residence in the Bay Area, ONYX will increase the $225,000 relocation loan communicated in Allan's offer letter by $75,000 to a total of $300,000 for relocation purposes. $25,000 will be forgiven at the end of each year of employment at ONYX beginning in 1998. Any remaining balance will be payable by Dr. Balmain according to the agreed upon terms of his termination or resignation from ONYX. If Dr. Balmain sells his Scottish residence within five years, $50,000 of this balance would be due.

We will also increase his relocation bonus by $25,000. Additionally, in consideration of the higher than expected real estate prices, ONYX will increase Dr. Balmain's salary by $1,500 each month beginning with the closing of the purchase of his home in the Bay Area and continuing for three years.



 /s/ Hollings Renton                       /s/ Randy Thurman
-----------------------------------      ------------------------------------
Hollings Renton                              Randy Thurman
President and Chief Executive Officer        Director